Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 27, 2010 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,239,000, or $0.18 per diluted share, for the quarter ended June 30, 2010, as compared to $671,000, or $0.09 per diluted share, for the second quarter of 2009. Net income for the six months ended June 30, 2010 was $2,575,000, or $0.38 per diluted share, as compared to $1,584,000, or $0.22 per diluted share, for the same period in 2009. Results of the second quarter and first six months of 2009 reflect the impact of other-than-temporary impairment charges of $391,000 (net of tax) and $711,000 (net of tax), respectively, compared to no impairment activity during the same periods in 2010.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of ten full-service banking offices in eastern New Jersey.

“We are pleased to report that, despite a difficult economic environment, net income and earnings per share remain strong,” said Steven E. Brady, President and CEO. “While many other banks seem to be curtailing their lending and shrinking their balance sheets, we have continued to make loans and grow our franchise. For yet another quarter we are reporting growth in total assets, net loans and deposits. Asset quality continues to remain very good, as nonperforming loans are less than 0.50% of total loans. We are also very pleased that SNL Financial, a financial services firm that publishes an annual list of the 100 largest publicly traded thrifts, ranked Ocean City Home Bank eighth in the United States for the twelve-month period ending March 31, 2010. The ranking, which is based on six financial performance factors, is a testament to the strength and stability that we have been able to offer our customers, our stockholders, and the community.”

Balance Sheet Review

Total assets grew $28.6 million, or 3.7%, to $798.8 million at June 30, 2010 from December 31, 2009. Loans receivable, net, grew $12.0 million, or 1.81%, to $675.7 million, while investment and mortgage-backed securities decreased $1.5 million, or 5.0%, to $28.0 million. The growth of the loan portfolio consisted of increases of $6.4 million of real estate loans, $7.1 million of real estate construction loans, $142,000 of consumer loans and a decrease of $939,000 of commercial loans. Cash and cash equivalents increased $16.9 million to $50.0 million.

Asset growth for the year has been funded primarily by customer funding sources. Deposits increased $25.8 million, or 4.8%, to $563.3 million at June 30, 2010 from $537.4 million at December 31, 2009. FHLB advances remained unchanged at $110.0 million.

Asset Quality

The provision for loan losses totaled $540,000 for the second quarter of 2010 compared to $252,000 for the second quarter of 2009 and $152,000 for the first quarter of 2010. The increase in the provision resulted from an increase in specific reserves on non-performing loans of $459,000. The provision increased to $691,000 for the first six months of 2010 compared to $404,000 for the same period in 2009. The allowance for loan losses was $4.1 million, or 0.61% of total loans, at June 30, 2010 compared to $3.5 million, or 0.52% of total loans, at December 31, 2009 and $3.1 million, or 0.49% of total loans, at June 30, 2009. The Company experienced $43,000 in charge-off activity for the first half of 2010 compared to no activity during the same period in 2009.

Non-performing assets totaled $3.3 million, or 0.41% of total assets, at June 30, 2010, compared to $1.9 million, or 0.25% of total assets, at December 31, 2009 and $4.6 million, or 0.63% of total assets, at June 30, 2009. Non-performing assets consisted of seven residential mortgages totaling $2.0 million, four commercial mortgages totaling $781,000, one commercial loan totaling $30,000, seven consumer equity loans totaling $378,000 and one real estate owned property totaling $98,000. Specific reserves recorded for these loans at June 30, 2010 were $725,000.

Income Statement Analysis

Net interest income increased $674,000, or 12.5%, to $6.1 million for the second quarter of 2010 compared to $5.4 million in the second quarter of 2009. Net interest margin increased 21 basis points in the quarter ended June 30, 2010 to 3.48% from 3.27% for the quarter ended June 30, 2009. On a linked-quarter basis, net interest margin increased 2 basis points from 3.46% in the first quarter of 2010. The growth in interest income for the second quarter was the result of an increase in average interest-earning assets of $37.4 million and a decrease of 41 basis points in the average cost of interest bearing liabilities to 2.18% from 2.59%, offset by an increase in average interest bearing liabilities of $51.5 million and a decrease of 9 basis points in the average yield on earning assets to 5.46% from 5.55%.

Net interest income increased $1.5 million, or 14.3%, for the first six months of 2010 to $12.0 million compared to the same period in the prior year. An increase in net interest margin of 23 basis points to 3.47% from 3.24% was the result of an increase in average interest-earning assets of $43.8 million and a decrease of 43 basis points in the average cost of interest bearing liabilities to 2.22% from 2.65%, offset by an increase in average interest bearing liabilities of $53.9 million and a decrease of 11 basis points in the average yield on earning assets to 5.47% from 5.58%.

Other income increased $115,000 and $236,000 for the second quarter and first six months of 2010, respectively, compared to the same periods in 2009. The increases resulted from higher debit card commissions, service charges on deposit accounts and increases in the value of bank owned life insurance.

The Company did not record any other-than-temporary impairment charges during the second quarter of 2010 compared to $592,000 charged during the second quarter of 2009. Additionally, no other-than-temporary impairment charges were recorded for the first six months of 2010 compared to $1,077,000 for the same period in the 2009.

Other expenses increased $168,000, or 4.0%, to $4.4 million for the second quarter of 2010, compared to $4.2 million for the second quarter of 2009. Other expenses increased $880,000, or 11.1%, to $8.8 million for the six months ended June 30, 2010 compared to $7.9 million for the six months ended June 30, 2009. The increase for the second quarter of 2010 resulted from an increase of $144,000 of costs associated with the opening of a new branch in the fall of 2009. The increase for the first six months of 2010 resulted from $282,000 of costs associated with the opening of the new branch as well as increases in salaries and benefits, occupancy and equipment, marketing, other expenses and decreases in FDIC deposit insurance and qualified deferred costs associated with closed loans.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA

	June 30, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Total assets	$798,790	$770,145	3.7%
Cash and cash equivalents	49,962	33,028	51.3
Investment securities	27,960	29,427	(5.0)
Loans receivable, net	675,681	663,663	1.8
Deposits	563,258	537,422	4.8
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	99,801	97,335	2.5

SELECTED OPERATING DATA

	Three Months Ended June 30,				Six Months Ended June 30,
	2010	2009		% Change	2010	2009		% Change
	(In thousands, except per share and per share amounts)
Interest and dividend income	$9,494	$9,145		3.8	$18,999	$18,136		4.8
Interest expense	3,441	3,766		(8.6)	6,966	7,606		(8.4)

Net interest income	6,053	5,379		12.5	12,033	10,530		14.3

Provision for loan losses	540	252		114.3	691	404		71.1

Net interest income after provision for loan losses	5,513	5,127		7.5	11,342	10,126		12.0

Other income	886	771		14.9	1,693	1,457		16.2
Impairment on investment securities	—	(592)		N/M	—	(1,077)		N/M
Other expense	4,375	4,206		4.0	8,827	7,947		11.1

Income before taxes	2.024	1,100		84.0	4,208	2,559		64.5
Provision for income taxes	785	429		83.2	1,633	975		67.5

Net Income	$1,239	$671		84.6	$2,575	$1,584		62.6

Earnings per share basic	$0.18	$0.10	*		$0.38	$0.22	*
Earnings per share diluted	$0.18	$0.09	*		$0.38	$0.22	*

Average shares outstanding basic	6,826,946	7,064,637	*		6,822,739	7,062,154	*
Average shares outstanding diluted	6,834,525	7,124,104	*		6,835,352	7,122,404	*

*	Earnings per share and average shares outstanding for the prior year periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 18, 2009.

	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$668,691	5.42%	$626,004	5.49%
Investment securities	27,271	6.38%	32,591	6.78%
Other interest-earning assets	—	—	—	—
Interest-bearing deposits	507,297	1.52%	437,257	2.05%
Total borrowings	125,464	4.82%	144,038	4.25%

Interest rate spread		3.28%		2.96%
Net interest margin		3.48%		3.27%

	Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$666,240	5.43%	$615,685	5.54%
Investment securities	27,869	6.53%	34,655	6.25%
Other interest-earning assets	—	—	—	—
Interest-bearing deposits	502,561	1.58%	428,107	2.13%
Total borrowings	125,464	4.80%	145,998	4.19%

Interest rate spread		3.26%		2.93%
Net interest margin		3.47%		3.24%

ASSET QUALITY DATA

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,476	$2,684
Provision for loan losses	691	1,251

Charge-offs	43	460
Recoveries	—	1

Net charge-offs	(43)	(459)

Allowance at end of period	$4,124	$3,476

Allowance for loan losses as a percent of total loans	0.61%	0.52%
Allowance for loan losses as a percent of nonperforming loans	125.1%	188.4%

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,009	$1,593
Real estate mortgage - commercial	781	139
Commercial business loans	30	22
Consumer loans	378	91

Total	3,198	1,845

Real estate owned	98	98
Other nonperforming assets	0	0

Total nonperforming assets	$3,296	$1,943

Nonperforming loans as a percent of total loans	0.47%	0.28%
Nonperforming assets as a percent of total assets	0.41%	0.25%

SELECTED FINANCIAL RATIOS

	Six Months Ended June 30,
	2010	2009
Selected Performance Ratios:
Return on average assets (1)	0.65%	0.45%
Return on average equity (1)	5.20%	4.82%
Interest rate spread (1)	3.26%	2.93%
Net interest margin (1)	3.47%	3.24%
Efficiency ratio	64.31%	66.31%

(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA

	Q2 2010	Q1 2010	Q4 2009		Q3 2009		Q2 2009
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,053	$5,981	$5,900		$5,757		$5,379
Provision for loan losses	540	152	357		490		252
Net interest income after provision for loan losses	5,513	5,829	5,543		5,267		5,127
Other income	886	807	854		790		771
Impairment on investment securities	—	—	—		—		(592)
Other expense	4,375	4,452	4,248		3,939		4,206
Income before taxes	2,024	2,184	2,149		2,118		1,100
Provision for income taxes	785	848	835		805		429

Net income	1,239	1,336	1,314		1,313		671

Share Data:
Earnings per share basic	$0.18	$0.20	$0.19	*	$0.19	*	$0.10 *
Earnings per share diluted	$0.18	$0.20	$0.19	*	$0.18	*	$0.09 *
Average shares outstanding basic	6,826,946	6,818,615	7,051,468	*	7,080,802	*	7,064,637 *
Average shares outstanding diluted	6,834,525	6,836,718	7,081,593	*	7,124,025	*	7,124,104 *

Balance Sheet Data:
Total assets	$798,790	$781,207	$770,145		$742,630		$724,246
Investment securities	27,960	27,576	29,427		30,336		32,326
Loans receivable, net	675,681	666,323	663,663		655,532		636,559
Deposits	563,258	546,988	537,422		532,843		490,469
FHLB advances	110,000	110,000	110,000		117,900		142,900
Subordinated debt	15,464	15,464	15,464		15,464		15,464
Stockholder’s equity	99,801	98,562	97,335		67,402		65,859

Asset Quality:
Non-performing assets	$3,296	$2,578	$1,943		$2,683		$4,569
Non-performing loans to total loans	0.47%	0.37%	0.28%		0.41%		0.72%
Non-performing assets to total assets	0.41%	0.33%	0.25%		0.36%		0.63%
Allowance for loan losses	$4,124	$3,601	$3,476		$3,478		$3,089
Allowance for loan losses to total loans	0.61%	0.54%	0.52%		0.53%		0.49%
Allowance for loan losses to non-performing loans	125.1%	139.70%	188.4%		137.70%		67.5%

*	Earnings per share and average shares outstanding for the prior year periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 18, 2009.